Exhibit 99.1

Itron Announces Second Quarter 2015 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--August 5, 2015--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its second quarter and six months ended June 30, 2015. The financial results include:

  Quarterly and six month revenues of $470 million and $918 million;
  Quarterly and six month Electricity segment revenues increased 11 percent and 9 percent;
  Quarterly and six month GAAP net loss per share of 37 cents and 24 cents;
  Quarterly and six month non-GAAP net loss per share of 38 cents and 18 cents;
  A previously announced warranty charge of $23.6 million in the quarter and $26.7 million in the six month period impacted per share results by 38 cents and 43 cents, respectively;
  An unfavorable tax adjustment due to losses in countries with full valuation allowances impacted per share results by approximately 18 cents in the quarter, and 21 cents in the six month period;
  Quarterly and six month adjusted EBITDA of $4 million and $33 million;
  Twelve-month backlog of $791 million and total backlog of $1.4 billion;
  Quarterly bookings of $398 million.

“Revenues for the quarter increased by six percent excluding the impact of foreign currency, however, our earnings were unacceptable,” said Philip Mezey, Itron’s president and chief executive officer. “Strong improvement in the Electricity business was offset by the previously announced warranty cost in the Water segment, as well as weaker than expected Gas gross margin in the EMEA region. In addition, tax expense contributed to the unfavorable earnings. The higher tax rate in the quarter was due to operating losses in countries where deferred tax assets have been impaired. Improved profitability in these countries should result in a lower tax rate for the balance of the year.”

“We are taking aggressive steps to strengthen our quality processes and improve operational performance, including immediate cost control measures to strengthen earnings in the second half of the year,” continued Mr. Mezey. “Itron has a strong competitive position in a growing industry. We are also on track with our restructuring initiatives, which will deliver long-term sustainable cost savings. We are confident that we are taking the right steps to create increased value for shareholders in 2016 and beyond.”

Financial Results - Quarter

Revenues were $470 million for the quarter compared with $489 million in 2014. Changes in foreign currency exchange rates unfavorably impacted revenues by approximately $50 million for the quarter. Excluding the impact from foreign currency, revenues increased $31 million, or 6 percent, compared with the 2014 quarter. The increase in revenues was driven by the Electricity segment, which grew 19 percent year-over-year, on a constant currency basis.

Gross margin for the quarter was 25.2 percent compared with the prior year period margin of 33.3 percent. Increased warranty expense, primarily due to $23.6 million recorded in the Water segment, negatively impacted gross margin by approximately 570 basis points. In addition, lower volumes and an unfavorable product mix in the Gas segment negatively impacted gross margin.

GAAP operating expenses in the quarter were $123 million compared with $131 million in same period of 2014. Changes in foreign currency exchange rates favorably impacted GAAP expenses by approximately $13 million in the quarter. Excluding the impact from foreign currency, expenses in the quarter increased $4 million compared with the prior year quarter. The increase was driven by restructuring, higher sales and marketing expenses in Electricity and increased product development investments in Gas and Water. These increases were partially offset by lower general and administrative costs driven by a recovery of $4.6 million from a litigation matter associated with the 2012 SmartSynch acquisition and lower intangible asset amortization expense.

GAAP operating loss for the quarter was $4 million compared with operating income of $32 million in the same period of 2014. GAAP net loss for the quarter was $14 million, or 37 cents per share, compared with net income of $19 million, or 49 cents per diluted share. The operating and net losses for the quarter were primarily attributable to the Water segment warranty charge and decreased contribution from the Gas segment. Interest expense in the quarter increased $1 million compared with the prior year due to the write-off of unamortized debt fees associated with the refinancing of a previous debt agreement. In addition, despite having a pre-tax net loss, tax expense was recorded due to valuation allowances applied to deferred tax assets in certain jurisdictions. These valuation allowances currently restrict the ability to recognize a tax benefit on losses in these jurisdictions.

Non-GAAP operating expenses, which exclude amortization of intangibles, restructuring charges, acquisition related expenses and goodwill impairment, were $123 million for the quarter compared with $128 million in the prior year quarter. Changes in foreign currency exchange rates favorably impacted Non-GAAP expenses by approximately $13 million in the quarter. Excluding the foreign currency impact, expenses increased by $8 million driven by higher sales and marketing costs in Electricity, increased product development investments in Gas and Water and higher general and administrative expenses due to employee related benefits and information technology support.

Non-GAAP operating loss was $5 million for the quarter compared with operating income of $35 million in the same period in 2014. Non-GAAP net loss for the quarter was $15 million, or 38 cents per share, compared with net income of $21 million, or 54 cents per diluted share in the prior year quarter. The Non-GAAP operating and net loss for the quarter were primarily attributable to the Water segment warranty charge and decreased contribution from the Gas segment. In addition, despite having a pre-tax net loss, tax expense was recorded due to valuation allowances applied to deferred tax assets in certain jurisdictions. These valuation allowances currently restrict the ability to recognize a tax benefit on losses in these jurisdictions.

Free cash flow was $10 million for the quarter compared with negative $10 million in the prior year quarter. Free cash flow for the quarter was positively impacted by timing of accounts payable disbursements, offset by increased inventory to support future production requirements.

During the quarter, the company repurchased 188,775 shares of Itron common stock at an average price of $36.25 per share pursuant to Board authorization to repurchase up to $50 million of Itron common stock during a 12-month period beginning February 2015. As of June 30, 2015, the company had repurchased 272,775 shares of Itron common stock at an average price of $36.30 per share, since the inception of the plan.

The company recently concluded discussions with several work councils in Europe regarding its restructuring plans and expects the pace of activities to accelerate. Adjustments to restructuring expense were made during the quarter to reflect changes in estimates and assumptions following labor negotiations. The company continues to expect annualized savings of approximately $40 million upon completion of the restructuring activities by the end of 2016.

Financial Results – Six Months

Revenues were $918 million for the first six months of 2015, compared with $964 million in the 2014 period. Changes in foreign currency exchange rates unfavorably impacted revenues by $94 million for the first six months. Excluding the impact from foreign currency, revenues increased $48 million, or 5 percent, compared with the 2014 period. The increase in revenues was driven by the Electricity segment, which grew nearly 17 percent year-over-year, on a constant currency basis.

Gross margin for the first six months of 2015 was 28.0 percent compared with 32.9 percent in 2014. Increased warranty expenses, primarily due to $26.7 million recorded in the Water segment, negatively impacted gross margin by approximately 320 basis points. In addition, lower volumes and an unfavorable product mix in the Gas segment negatively impacted gross margin.

GAAP operating expenses for the six month period were $247 million compared with $281 million in the prior year period. Changes in foreign currency exchange rates favorably impacted GAAP expenses by approximately $28 million for the six month period. Excluding the impact from foreign currency, expenses in the six month period decreased $6 million compared with the 2014 period. The decrease was driven by lower intangible asset amortization expense and adjustments to restructuring reserves.

GAAP operating income for the six month period was $10 million compared with $36 million in the 2014 period. GAAP net loss in the first six months was $9 million, or 24 cents per share, compared with net income of $19 million, or 48 cents per share, in the 2014 period. The decrease in GAAP net earnings compared with the prior year period was driven by lower gross profit in the Water and Gas segments and an increased effective tax rate and expense as a result of valuation allowances applied to deferred tax assets in certain jurisdictions. These valuation allowances currently restrict the ability to recognize a tax benefit on losses in these jurisdictions.

Non-GAAP operating expenses, which exclude amortization of intangibles, restructuring charges, acquisition related expenses and goodwill impairment, for the six month period were $243 million compared with $260 million in the prior year period. Changes in foreign currency exchange rates favorably impacted Non-GAAP expenses by approximately $25 million in the six month period. Excluding the foreign currency impact, expenses increased due to higher sales and marketing expenses in both the Electricity and Water segments, increased product development investments in Gas and Water and higher general and administrative expenses due to employee related benefits and professional services.

Non-GAAP operating income for the first six months of 2015 was $13 million compared with $58 million in 2014. Non-GAAP net loss for the first six months of 2015 was $7 million, or 18 cents per share, compared with non-GAAP net income of $34 million, or 85 cents per diluted share, in 2014. The decrease in non-GAAP operating income for the six month period was attributable to lower gross profit. Non-GAAP net income for the year was negatively impacted by a higher effective tax rate driven primarily by the valuation allowances applied to deferred tax assets in certain jurisdictions. These valuation allowances currently restrict the ability to recognize a tax benefit on losses in these jurisdictions.

During the first six months of 2015, free cash flow was negative $3 million compared with positive $48 million in 2014. The decrease over the prior year was primarily due to lower earnings and increased inventory levels.

Financial Guidance

Itron’s guidance for the full year 2015 is as follows:

  Revenue between $1.85 and $1.95 billion
  Non-GAAP diluted earnings per share between $1.00 and $1.30

The company’s guidance includes the effect of the $26.7 million Water warranty charge recorded in the first half of the year, accounting for 43 cents of decreased earnings per share. The guidance assumes a Euro to U.S. dollar average exchange rate of $1.12 in 2015 compared with an average rate of $1.33 in 2014, a gross margin of approximately 30 percent and average shares outstanding of approximately 38.5 million for the year. The company also anticipates modest upward pressure on its previously provided guidance of 37 percent non-GAAP effective tax rate for the full year.

The guidance reflects the company’s expectation for improvement in results in the second half of 2015 when compared with the first half. Earnings are expected to improve due to increased revenue supported by contracted backlog; higher gross margin reflecting additional volumes across all segments, product cost reductions and factory efficiencies in Gas in the fourth quarter; immediate cost reductions in all categories of discretionary spending; and a lower effective tax rate than realized in the first half of the year.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5:00 p.m. Eastern Daylight Time (EDT) on Aug. 5, 2015. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be available within 90 minutes of the conclusion of the live call and available for one year at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through Aug. 10, 2015. To access the telephone replay, dial (888) 203-1112 (Domestic) or (719) 457-0820 (International) and enter passcode 5299205.

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

Forward Looking Statements

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2014 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent or non-cash costs, particularly those associated with acquisitions. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures follow.

ITRON, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$470,103	$489,353	$918,350	$964,148
Cost of revenues	351,532	326,312	661,580	646,572
Gross profit	118,571	163,041	256,770	317,576

Operating expenses
Sales and marketing	43,058	46,119	84,085	93,728
Product development	43,318	43,999	84,840	88,408
General and administrative	32,492	37,680	72,077	78,087
Amortization of business acquisition-related intangible assets	7,888	11,109	15,861	22,179
Restructuring expense	(4,234)	(7,793)	(9,681)	(2,269)
Goodwill impairment	-	-	-	977
Total operating expenses	122,522	131,114	247,182	281,110

Operating income (loss)	(3,951)	31,927	9,588	36,466
Other income (expense)
Interest income	213	53	260	150
Interest expense	(3,855)	(2,913)	(6,537)	(5,822)
Other income (expense), net	(1,907)	(1,375)	(1,883)	(3,873)
Total other income (expense)	(5,549)	(4,235)	(8,160)	(9,545)

Income (loss) before income taxes	(9,500)	27,692	1,428	26,921
Income tax benefit (provision)	(3,966)	(7,848)	(9,529)	(7,195)
Net income (loss)	(13,466)	19,844	(8,101)	19,726
Net income attributable to non-controlling interests	732	585	1,187	721
Net income (loss) attributable to Itron, Inc.	$(14,198)	$19,259	$(9,288)	$19,005

Earnings (loss) per common share - Basic	$(0.37)	$0.49	$(0.24)	$0.48
Earnings (loss) per common share - Diluted	$(0.37)	$0.49	$(0.24)	$0.48

Weighted average common shares outstanding - Basic	38,434	39,356	38,438	39,296
Weighted average common shares outstanding - Diluted	38,434	39,544	38,438	39,528

ITRON, INC. SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
Electricity	$203,410	$183,755	$397,262	$363,973
Gas	139,386	154,322	264,475	300,431
Water	127,307	151,276	256,613	299,744
Total Company	$470,103	$489,353	$918,350	$964,148

Gross profit
Electricity	$52,622	$52,976	$107,742	$95,716
Gas	44,109	56,711	87,625	115,117
Water	21,840	53,354	61,403	106,743
Total Company	$118,571	$163,041	$256,770	$317,576

Operating income (loss)
Electricity	$3,904	$(1,247)	$6,300	$(24,216)
Gas	14,742	24,329	28,334	50,053
Water	(11,511)	20,519	(3,414)	41,162
Corporate unallocated	(11,086)	(11,674)	(21,632)	(30,533)
Total Company	$(3,951)	$31,927	$9,588	$36,466

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Meters
Standard	4,700	4,480	9,440	9,330
Advanced and Smart	1,860	1,360	3,400	2,880
Total meters	6,560	5,840	12,840	12,210

Stand-alone communication modules
Advanced and Smart	1,410	1,580	2,720	2,930

ITRON, INC. CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	June 30, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$128,814	$112,371
Accounts receivable, net	338,196	348,389
Inventories	195,394	154,504
Deferred tax assets current, net	38,121	39,115
Other current assets	111,248	104,307
Total current assets	811,773	758,686

Property, plant, and equipment, net	195,510	207,789
Deferred tax assets noncurrent, net	73,861	74,598
Other long-term assets	28,741	28,503
Intangible assets, net	117,136	139,909
Goodwill	471,648	500,820
Total assets	$1,698,669	$1,710,305

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$226,512	$184,132
Other current liabilities	60,634	100,945
Wages and benefits payable	84,944	95,248
Taxes payable	16,435	21,951
Current portion of debt	11,250	30,000
Current portion of warranty	35,589	21,063
Unearned revenue	50,255	43,436
Total current liabilities	485,619	496,775

Long-term debt	361,708	293,969
Long-term warranty	22,550	15,403
Pension plan benefit liability	93,918	101,432
Deferred tax liabilities noncurrent, net	3,247	3,808
Other long-term obligations	86,366	84,437
Total liabilities	1,053,408	995,824

Commitments and contingencies

Equity
Preferred stock	-	-
Common stock	1,255,154	1,270,045
Accumulated other comprehensive loss, net	(182,742)	(136,514)
Accumulated deficit	(445,879)	(436,591)
Total Itron, Inc. shareholders' equity	626,533	696,940
Non-controlling interests	18,728	17,541
Total equity	645,261	714,481
Total liabilities and equity	$1,698,669	$1,710,305

ITRON, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Six Months Ended June 30,
	2015	2014
Operating activities
Net income (loss)	$(8,101)	$19,726
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	38,760	50,606
Stock-based compensation	7,997	9,454
Amortization of prepaid debt fees	1,579	808
Deferred taxes, net	1,901	(8,046)
Goodwill impairment	-	977
Restructuring expense, non-cash	267	-
Other adjustments, net	919	85
Changes in operating assets and liabilities:
Accounts receivable	(6,849)	(14,712)
Inventories	(49,677)	(16,801)
Other current assets	(9,043)	(9,103)
Other long-term assets	406	312
Accounts payable, other current liabilities, and taxes payable	23,990	12,360
Wages and benefits payable	(6,276)	4,473
Unearned revenue	7,807	16,560
Warranty	23,119	(2,864)
Other operating, net	(9,232)	3,356
Net cash provided by operating activities	17,567	67,191

Investing activities
Acquisitions of property, plant, and equipment	(20,992)	(19,403)
Business acquisitions, net of cash equivalents acquired	-	-
Other investing, net	693	56
Net cash provided by (used in) investing activities	(20,299)	(19,347)

Financing activities
Proceeds from borrowings	74,183	-
Payments on debt	(22,373)	(51,250)
Issuance of common stock	1,864	1,530
Repurchase of common stock	(23,185)	(7,164)
Other financing, net	(3,942)	1,204
Net cash provided by (used in) financing activities	26,547	(55,680)

Effect of foreign exchange rate changes on cash and cash equivalents	(7,372)	(2,189)
Increase (decrease) in cash and cash equivalents	16,443	(10,025)
Cash and cash equivalents at beginning of period	112,371	124,805
Cash and cash equivalents at end of period	$128,814	$114,780

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles acquired through a business acquisition and non-recurring discrete cash and non-cash charges that are infrequent in nature such as purchase accounting adjustments, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expense and non-GAAP operating income – We define non-GAAP operating expense as operating expense excluding certain expenses related to the amortization of intangible assets acquired through a business acquisition, restructuring, acquisitions and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets acquired through a business acquisition, restructuring, acquisitions and goodwill impairment. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions and restructurings. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Non-GAAP operating expense and non-GAAP operating income exclude some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets acquired through a business acquisition, restructuring, acquisitions, goodwill impairment and amortization of debt placement fees. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of business acquisition related intangible asset expenses, restructuring expense, acquisition related expense, goodwill impairment and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC. RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
NON-GAAP NET INCOME & DILUTED EPS
GAAP net income (loss)	$(14,198)	$19,259	$(9,288)	$19,005
Amortization of intangible assets	7,888	11,109	15,861	22,179
Amortization of debt placement fees	1,164	379	1,529	758
Restructuring expense	(4,234)	(7,793)	(9,681)	(2,269)
Acquisition related expenses	(4,607)	89	(2,283)	578
Goodwill impairment	-	-	-	977
Income tax effect of non-GAAP adjustments	(674)	(1,636)	(2,988)	(7,578)
Non-GAAP net income (loss)	$(14,661)	$21,407	$(6,850)	$33,650

Non-GAAP diluted EPS	$(0.38)	$0.54	$(0.18)	$0.85

Weighted average common shares outstanding - Diluted	38,434	39,544	38,438	39,528

ADJUSTED EBITDA
GAAP net income (loss)	$(14,198)	$19,259	$(9,288)	$19,005
Interest income	(213)	(53)	(260)	(150)
Interest expense	3,855	2,913	6,537	5,822
Income tax (benefit) provision	3,966	7,848	9,529	7,195
Depreciation and amortization	19,421	25,014	38,760	50,606
Restructuring expense	(4,234)	(7,793)	(9,681)	(2,269)
Acquisition related expenses	(4,607)	89	(2,283)	578
Goodwill impairment	-	-	-	977
Adjusted EBITDA	$3,990	$47,277	$33,314	$81,764

FREE CASH FLOW
Net cash provided by operating activities	$21,522	$430	$17,567	$67,191
Acquisitions of property, plant, and equipment	(11,520)	(10,839)	(20,992)	(19,403)
Free Cash Flow	$10,002	$(10,409)	$(3,425)	$47,788

NON-GAAP OPERATING INCOME
GAAP operating income (loss)	$(3,951)	$31,927	$9,588	$36,466
Amortization of intangible assets	7,888	11,109	15,861	22,179
Restructuring expense	(4,234)	(7,793)	(9,681)	(2,269)
Acquisition related expenses	(4,607)	89	(2,283)	578
Goodwill impairment	-	-	-	977
Non-GAAP operating income (loss)	$(4,904)	$35,332	$13,485	$57,931

NON-GAAP OPERATING EXPENSE
GAAP operating expense	$122,522	$131,114	$247,182	$281,110
Amortization of intangible assets	(7,888)	(11,109)	(15,861)	(22,179)
Restructuring expense	4,234	7,793	9,681	2,269
Acquisition related expenses	4,607	(89)	2,283	(578)
Goodwill impairment	-	-	-	(977)
Non-GAAP operating expense	$123,475	$127,709	$243,285	$259,645

ITRON, INC. RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands)

SEGMENT RECONCILIATIONS	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
NON-GAAP OPERATING INCOME - ELECTRICITY
Electricity - GAAP operating income (loss)	$3,904	$(1,247)	$6,300	$(24,216)
Amortization of intangible assets	4,428	6,189	8,883	12,344
Restructuring expense	(2,703)	(7,925)	(5,830)	(8,455)
Acquisition related expenses	(4,607)	89	(2,283)	531
Goodwill impairment	-	-	-	977
Electricity - Non-GAAP operating income (loss)	$1,022	$(2,894)	$7,070	$(18,819)

NON-GAAP OPERATING INCOME - GAS
Gas - GAAP operating income	$14,742	$24,329	$28,334	$50,053
Amortization of intangible assets	1,945	2,681	3,915	5,370
Restructuring expense	(1,186)	517	(684)	214
Gas - Non-GAAP operating income	$15,501	$27,527	$31,565	$55,637

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income (loss)	$(11,511)	$20,519	$(3,414)	$41,162
Amortization of intangible assets	1,515	2,239	3,063	4,465
Restructuring expense	156	453	273	1,010
Water - Non-GAAP operating income (loss)	$(9,840)	$23,211	$(78)	$46,637

NON-GAAP OPERATING INCOME - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating loss	$(11,086)	$(11,674)	$(21,632)	$(30,533)
Restructuring expense	(501)	(838)	(3,440)	4,962
Acquisition related expenses	-	-	-	47
Corporate unallocated - Non-GAAP operating loss	$(11,587)	$(12,512)	$(25,072)	$(25,524)

CONTACT:
Itron, Inc.
Barbara Doyle, 509-891-3443
Vice President, Investor Relations
or
Marni Pilcher, 509-891-3847
Director, Investor Relations